MillerKnoll, Inc. Reports Third Quarter Fiscal 2022 Results
•Strong demand drove quarterly orders of $1.1 billion; an increase of 93.6% over the prior year, up 31.5% organically
•Sales and order growth across all segments was driven by leveraging a global infrastructure and collective of brands
•Integration of the Knoll acquisition, which closed July 19, 2021, continues to progress as planned; MillerKnoll remains confident in its ability to deliver $120 million of run rate cost synergies within three years of closing

Webcast to be held Tuesday, March 29, 2022, at 5:30 PM ET

Release	Immediate
Date	March 29, 2022
Contact	Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.millerknoll.com

Third Quarter Fiscal 2022 Financial Results

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
(Dollars in millions, except per share data)	February 26, 2022	February 27, 2021	% Chg.	February 26, 2022	February 27, 2021	% Chg.
Net Sales	$1,029.5	$590.5	74.3%	$2,845.5	$1,843.6	54.3%
Gross Margin %	32.7%	39.1%	N/A	33.9%	39.3%	N/A
Adjusted Gross Margin %*	32.9%	39.1%	N/A	34.4%	39.4%	N/A
Operating Expenses	$310.3	$175.8	76.5%	$987.4	$503.7	96.0%
Adjusted Operating Expenses*	$298.9	$175.5	70.3%	$828.4	$502.2	65.0%
Operating Earnings (Loss) %	2.6%	9.3%	N/A	(0.8)%	12.0%	N/A
Adjusted Operating Earnings %*	4.0%	9.4%	N/A	5.3%	12.2%	N/A
Net Earnings (Loss) Attributable to MillerKnoll, Inc.	$12.6	$41.5	(69.6)%	$(52.3)	$165.7	(131.6)%
Earnings (Loss) Per Share – Diluted	$0.16	$0.70	(77.1)%	$(0.72)	$2.80	(125.7)%
Adjusted Earnings Per Share – Diluted*	$0.28	$0.65	(56.9)%	$1.28	$2.78	(54.0)%
Orders	$1,095.9	$566.1	93.6%	$3,170.2	$1,751.9	81.0%
Backlog	$1,020.6	$379.0	169.3%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.

To our shareholders:
MillerKnoll's competitive advantage is our unique combination of strong global Contract and well-positioned Retail businesses. We leveraged that to drive growth in multiple regions and channels in the quarter.
The quarter saw many parts of the world shift their focus to emerging from the pandemic. Contract clients are activating their long-awaited return to office plans. As employers consider their spaces, we are seeing a push toward investing in the workplace to create premium spaces and differentiated employee experiences. With a robust product portfolio across many brands, MillerKnoll is ready to meet that demand.

The trend carried over to Retail as well. Our Retail business continued to grow as consumers invested in their home experiences with Design Within Reach, HAY, Muuto, and Herman Miller. In addition, Holly Hunt and Knoll drove strong residential sales.

At the same time, we are making tremendous progress in our integration efforts and our momentum continues to accelerate as we progress toward the MillerKnoll market launch as a unified sales and dealer network.

Alongside our global growth strategies, we have clear priorities relative to giving back and creating a better world. We continue to receive recognition for our commitments to sustainability, diversity in design, and inclusivity. For the fifteenth year in a row, we achieved a perfect score on the Human Rights Campaign Foundation’s Corporate Equality Index. We were also awarded a platinum medal in recognition of our commitment to sustainability and corporate social responsibility by EcoVadis. This places our company among the top one percent of all companies assessed worldwide for the second year in a row.

MillerKnoll Consolidated Results
Third quarter consolidated net sales were $1.0 billion, reflecting an increase of 74.3% on a reported basis and 20.3% organically compared to prior year. Orders in the quarter of $1.1 billion were 93.6% higher on a reported basis and increased 31.5% organically over the prior year. Sales and orders reflected organic growth across all business segments, leveraging our global infrastructure and leading collective of brands.

Sales growth continued to be constrained by our ability to produce and ship orders due to the impact from global supply chain and labor supply disruptions. We estimate these disruptions adversely impacted net sales by approximately $34 million during the quarter. We have implemented a range of countermeasures to combat these pressures and began to see improvement in production levels in the second half of the quarter.

Gross margin for the quarter was 640 basis points lower than the prior year, due largely to the impact of rising commodity prices, particularly steel, and other inflationary pressures including labor and transportation. Recent price increases have helped to offset some of these inflationary pressures, and we expect to see second and third quarter price increases begin to flow through our fourth quarter results.

Consolidated operating expenses for the quarter were $310.3 million, compared to $175.8 million in the prior year. Consolidated adjusted operating expenses of $298.9 million were up $123.4 million from last year, primarily due to the inclusion of Knoll adjusted operating expenses of $100.2 million and additional variable selling expenses.

Operating margin for the quarter was 2.6% compared to 9.3% during the prior year. On an adjusted basis, which excludes acquisition and integration-related charges of $15.1 million and a gain recognized in operating expenses on the divestiture of an owned dealer of $2.0 million, consolidated operating margin was 4.0% compared to 9.4% in the prior year.

We reported net income per share of $0.16 for the quarter. Adjusted earnings per share were $0.28 in the quarter, compared to $0.65 in the prior year.

At the end of our third quarter, our liquidity position reflected cash on hand and availability on our revolving credit facility totaling $543 million.

Integration is Driving Growth and Cost Synergy Opportunities

Our integration journey is bringing our collective of brands together across Herman Miller and Knoll to serve residential and contract clients around the world, while at the same time creating opportunities for profitability improvement from increased scale. At the close of the third quarter, we had implemented $45 million in run rate savings. We remain confident in our ability to deliver $120 million in cost synergies within three years of closing.

Customers are Relying on MillerKnoll's Thought Leadership as They Return to Their Offices

In most parts of the world, COVID-19 cases began to fall in the second half of our third quarter, and by end of the quarter, many pandemic restrictions were being rolled back. Contract clients began activating their return to the office plans and, according to research for Harvard Business Review’s January 2022 article “Why Companies Aren’t Cutting Back on Office Space,” demand for office space has remained relatively steady with this return. Trends continue to indicate that companies are investing in creating premium, amenity rich spaces to attract and retain workers. They are turning to MillerKnoll to help them enhance and update their environments. As a preeminent leader in design, the MillerKnoll collective of brands delivers an array of premium design solutions to help our clients differentiate their workplaces and support their unique needs.
While we can serve customers wherever they are on the flexible work spectrum—office first, remote first, or hybrid—most companies indicate they are headed toward hybrid arrangements. Hybrid work arrangements are complex, and most companies evolve their approach over time. As they do, their workplaces will need to change with them. We are uniquely positioned to support work everywhere it happens today and in the future.

As an industry thought leader in the future of work, we have the insights our customers need to create their workplace strategies. That expertise, coupled with our comprehensive omni-channel capabilities and an unparalleled product portfolio, creates a distinct competitive advantage for MillerKnoll as we help our customers create innovative and productive environments for their homes and their workplaces.

International Contract Growth was Driven by Local and Global Accounts
Our International Contract segment delivered strong performance this quarter with sales up 25.9% and orders up 70.0% over last year. Both sales and orders were up in all regions and across all brands and order levels of $158.1 million reflected record order levels for this business. Strong activity from local customers in the quarter helped accelerate demand, especially in China and Europe, as companies sought to differentiate their workplaces and attract top talent.

At the same time, global corporate accounts continue to invest in both new and retrofit projects around the world.
Global account activity was particularly strong in the tech sector, and in Europe and Asia. Demand for more traditional work environments, especially in Asia, helped drive workstation and seating sales even as demand increased for more adaptable and flexible solutions across all regions. HAY and naughtone, as well as Muuto in our Knoll segment, offer our customers a robust portfolio of solutions in support of these collaborative work environments.

As we seek to bring products from the Knoll brands to our International dealers, we have created a MillerKnoll dealer pilot group in Europe that consists mainly of Herman Miller dealers who are expanding to sell Knoll products. We have also begun to introduce Muuto to our channel and dealers in Asia. Extending the MillerKnoll product portfolio and collective of brands further into International creates exciting new opportunities as we strengthen our ability to deliver a full suite of solutions for every workplace around the globe.

We are closely monitoring the tragic war in Ukraine, and we have centered our response on humanitarian efforts. Our Foundation is matching donations from our employees, dealers, and suppliers to organizations who are providing assistance on the ground.

MillerKnoll is not fulfilling any existing orders or accepting new orders from Russia or Belarus at this time. As a safety measure, we have also stopped taking new orders and fulfilling orders in Ukraine. This region represents a small portion of our International Contract business. FY21 annual revenue was approximately $10 million. While we do not have manufacturing facilities or offices in the region, we have historically sold products to two dealers in Ukraine, two in Russia, and two in Belarus.

Knoll’s Momentum is Accelerating with Continued Growth
Knoll sales were up 28% and orders were up 37% from last year on a pro forma basis. We saw an easing of supply chain pressures in the quarter and expect to see pricing actions have further impact on fourth quarter orders.

Knoll Contract delivered growth in North America and is positioned to grow in Asia as well. We recently launched The Iquo Collection, by Ini Archibong, and Knoll has several more new products to be unveiled in June at Design Week in Chicago. Spinneybeck|FilzFelt also set a record for orders in the quarter.

Holly Hunt, our luxury residential design brand also delivered record order levels in the quarter. Holly Hunt realized growth across every product category and is benefiting from its recently launched eCommerce initiative.

Muuto continued its steady growth trajectory. We relaunched the Muuto Fiber chair this quarter, which is now made from 80% recycled plastics. Along with introducing Muuto to our channels in Asia, we intend to introduce Muuto to residential and contract customers in North America.

Americas Contract Delivered Highest Quarterly Sales of the Fiscal Year
The Americas Contract segment continued to grow in the quarter. Net sales were up 25.6% and orders were up 36.3%. Geiger and Maharam saw particularly strong performance in the quarter. The combination of easing of supply chain and labor pressures and tremendous efforts to improve reliability and lead times during the quarter helped drive the highest sales volumes of the fiscal year. The impact of recent price increases began to flow through this quarter as well, which helped begin to mitigate inflationary pressures.
We are making meaningful progress toward our MillerKnoll market launch in the Americas. As anticipated, we began seeing some dealer consolidation activity in the quarter, which is helping set the foundation for our dealer network and define unique market strategies going forward. We also announced a new Dealer Advisory Council and Executive Committee, consisting of Principals from Knoll and Herman Miller dealers. This group is already helping inform and shape the future for MillerKnoll in the Americas.

We held our first MillerKnoll Sales Conference earlier this month. It was inspiring to see our team come together for the first time, and the event served as an immersive learning opportunity for sellers to prepare themselves to represent the full MillerKnoll product portfolio. Dealer activation and onboarding is also underway as we create the highly capable and cohesive MillerKnoll dealer network. Technology activation began in the quarter as we extend our digital suite of tools across the North America MillerKnoll dealer network. Dealer readiness and learning initiatives will continue throughout the fourth quarter in advance of the MillerKnoll market launch in June.

Competitive Advantages Drive Omni-Channel Global Retail Growth
Over the past two years we have built a high-performing, resilient Retail business with distinct competitive advantages. As one of the largest premium retail furniture companies, MillerKnoll brings our customers many of the most recognized modern designs. We have continued to expand into new product categories and are leveraging one of the most diversified go-to-market strategies in the industry to reach customers around the globe.

The Global Retail business is a meaningful contributor to our overall business with sales of $635 million year to date. Retail orders this quarter were up 2.6% and sales were up 5.5% over the third quarter of fiscal 2021. Notably, third quarter orders were up 98.4% and shipments were up 91.9% when compared to the third quarter of fiscal 2020. Gross margin in the most recent quarter was impacted by channel shift, category shift, and increases in production costs and freight charges. We have taken several steps to mitigate further impact from current inflationary pressures, including price increases and new freight charge programs.

We have tremendous momentum in this business today, driven by a retail expansion strategy that has seen us add channels, regions, product price points and product categories. At the same time, there is incredible potential to unlock in our Retail segment, and we have made several investments in systems and tools that will modernize our global operations. As we launch these capabilities throughout the first half of fiscal 2023, we will further solidify our competitive position, create new opportunities for growth, and build additional resiliency into our retail business.

A new customer data platform will give us added capabilities to leverage customer data across our brands, which will drive up customer lifetime value and drive down customer acquisition costs. New planning, allocation, and point of sale systems will create efficiencies across the order management and fulfillment eco-system, improve the customer experience, and optimize inventory to help us mitigate the impact of future supply chain disruptions.

We also continue to expand our product portfolio to serve our customers across their total home footprint. Newness in our assortment is driving meaningful growth and the premium, high-quality nature of our assortment has allowed us to implement price increases to help offset inflationary pressures. Recent product introductions include a collection from our newest designer partner, Sarah Ellison; HAY’s modular sofa, Hackney; DWR’s private label outdoor collection, Esplanade; and the Balcony collection from HAY.

Our Herman Miller branded physical retail stores continue to drive customer awareness and acquisition beyond the traditional task seating shopper. We opened Herman Miller branded physical retail stores in Houston and Austin this quarter, bringing our total global total fleet of Herman Miller retail stores to 17.

Excluding the home workspace category, we are driving sales growth that outperforms the retail furniture and home furnishings market in North America. Following the deployment of our key investments over the next couple of quarters, we expect our retail business to deliver double-digit revenue growth and low teens operating margins.

Outlook
We expect sales in the fourth quarter of fiscal year 2022 to range between $1,075 million and $1,115 million. The mid-point of this range implies a revenue increase of 76% compared to the same quarter last fiscal year on a reported basis and 23% on an organic basis, excluding the impact of the Knoll acquisition, dealer divestiture, and foreign currency translation. We anticipate earnings per share to be between $0.46 and $0.52 for the quarter.

Realizing the Full Benefit of MillerKnoll
Amid a backdrop of macro-economic pressures, MillerKnoll continued to fuel growth and create value for our stakeholders in the third quarter while also maintaining our focus on integrating the Herman Miller and Knoll organizations. We are nearing one of the most significant milestones in the integration process, the launch of MillerKnoll to the North America Contract market. We have been very intentional in building a strong foundation and we are excited to unleash the full potential of MillerKnoll in the months ahead. Thank you for continuing on the journey with us.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

Financial highlights for the three and nine months ended February 26, 2022 follow:

MillerKnoll, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)	Three Months Ended				Nine Months Ended
	February 26, 2022		February 27, 2021		February 26, 2022		February 27, 2021
Net Sales	$1,029.5	100.0%	$590.5	100.0%	$2,845.5	100.0%	$1,843.6	100.0%
Cost of Sales	692.7	67.3%	359.6	60.9%	1,880.6	66.1%	1,118.4	60.7%
Gross Margin	336.8	32.7%	230.9	39.1%	964.9	33.9%	725.2	39.3%
Operating Expenses	296.9	28.8%	175.5	29.7%	826.4	29.0%	502.2	27.2%
Restructuring Expenses	—	—%	0.3	0.1%	—	—%	1.5	0.1%
Acquisition and Integration Charges	13.4	1.3%	—	—%	161.0	5.7%	—	—%
Operating Earnings (Loss)	26.5	2.6%	55.1	9.3%	(22.5)	(0.8)%	221.5	12.0%
Other Expenses, net	9.4	0.9%	(1.5)	(0.3)%	35.6	1.3%	2.2	0.1%
Earnings (Loss) Before Income Taxes and Equity Income	17.1	1.7%	56.6	9.6%	(58.1)	(2.0)%	219.3	11.9%
Income Tax Expense (Benefit)	2.7	0.3%	13.0	2.2%	(11.5)	(0.4)%	49.9	2.7%
Equity (Loss) Income, net of tax	—	—%	(0.3)	(0.1)%	—	—%	0.1	—%
Net Earnings (Loss)	14.4	1.4%	43.3	7.3%	(46.6)	(1.6)%	169.5	9.2%
Net Earnings Attributable to Redeemable Noncontrolling Interests	1.8	0.2%	1.8	0.3%	5.7	0.2%	3.8	0.2%
Net Earnings (Loss) Attributable to MillerKnoll, Inc.	$12.6	1.2%	$41.5	7.0%	$(52.3)	(1.8)%	$165.7	9.0%

Amounts per Common Share Attributable to MillerKnoll, Inc.
Earnings (Loss) Per Share – Basic	$0.17		$0.70		($0.72)		$2.81
Weighted Average Basic Common Shares	75,461,462		58,979,730		72,356,143		58,906,376
Earnings (Loss) Per Share – Diluted	$0.16		$0.70		($0.72)		$2.80
Weighted Average Diluted Common Shares	76,511,434		59,602,638		72,356,143		59,212,447

MillerKnoll, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
(Unaudited) (Dollars in millions)	February 26, 2022	February 27, 2021
Cash (used in) provided by:
Operating activities	$(57.9)	$260.1
Investing activities	(1,145.0)	(42.9)
Financing activities	1,061.4	(287.3)
Effect of exchange rate changes	(9.0)	13.5
Net change in cash and cash equivalents	(150.5)	(56.6)
Cash and cash equivalents, beginning of period	396.4	454.0
Cash and cash equivalents, end of period	$245.9	$397.4

MillerKnoll, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)	February 26, 2022	May 29, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$245.9	$396.4
Short-term investments	0.0	7.7
Accounts receivable, net	313.8	204.7
Unbilled accounts receivable	42.1	16.4
Inventories, net	520.8	213.6
Prepaid expenses and other	148.5	52.7
Total current assets	1,271.1	891.5
Net property and equipment	584.3	327.2
Right of use assets	418.6	214.7
Other assets	2,243.7	628.5
Total Assets	$4,517.7	$2,061.9

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$340.8	$178.4
Short-term borrowings and current portion of long-term debt	28.8	2.2
Short-term lease liability	78.7	44.8
Accrued liabilities	385.3	251.2
Total current liabilities	833.6	476.6
Long-term debt	1,384.9	274.9
Lease liabilities	392.4	221.1
Other liabilities	382.8	162.7
Total Liabilities	2,993.7	1,135.3
Redeemable Noncontrolling Interests	68.1	77.0
Stockholders' Equity	1,455.9	849.6
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$4,517.7	$2,061.9

Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. These non-GAAP financial measures are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included within this presentation. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

The non-GAAP financial measures referenced within this presentation include: Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted Gross Margin, and Organic Growth (Decline).

Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from adjustments related to acquisition and integration charges, amortization of purchased intangibles, debt extinguishment charges, restructuring expenses and other special charges or gains, including related taxes. These adjustments are described further below.

Adjusted Operating Earnings (Loss) represents reported operating earnings plus acquisition and integration charges, amortization of purchased intangibles, debt extinguishment charges, restructuring expenses and other special charges or gains. These adjustments are described further below.

Adjusted Gross Margin represents gross margin plus amortization of purchased intangibles and other special charges. These adjustments are described further below.

Organic Growth represents the change in sales and orders, excluding currency translation effects, the impact of acquisitions and divestitures.

Acquisition and Integration Charges: Costs related directly to the Knoll acquisition including legal, accounting and other professional fees as well as integration-related costs. Integration-related costs include severance, accelerated stock-based compensation expenses, asset impairment charges, and other cost reduction efforts or reorganization initiatives.

Amortization of Purchased Intangibles: Includes expenses associated with the amortization of inventory step-up and amortization of acquisition related intangibles acquired as part of the Knoll acquisition. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. We exclude the impact of the amortization of purchased intangibles, including the fair value adjustment to inventory, as such non-cash amounts were significantly impacted by the size of the Knoll acquisition. Furthermore, we believe that this adjustment enables better comparison of our results as Amortization of Purchased Intangibles will not recur in future periods once such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. Although we exclude the Amortization of Purchased Intangibles in these non-GAAP measures, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

Debt Extinguishment Charges: Includes expenses associated with the extinguishment of debt as part of financing the Knoll acquisition. We excluded these items from our non-GAAP measures because they relate to a specific transaction and are not reflective of our ongoing financial performance.

Gain on Sale of Dealer: Includes the gain recorded on the divestiture of an owned dealership.

Legal settlement Gain: Includes the gain recorded on the settlement of a legal matter in the prior year.

Restructuring expenses: Include actions involving facilities consolidation and optimization, targeted workforce reductions, and costs associated with an early retirement program.

Special charges: Include certain costs arising as a direct result of our response to the COVID-19 pandemic, incurred in the prior year.

Tax Related Items: We excluded the income tax benefit/provision effect of the tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The Americas Contract segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States, Canada and Latin America. Americas Contract also includes the operations associated with the design, manufacture, and sale of high-craft furniture products and textiles including Geiger wood products, Maharam textiles, naughtone and Nemschoff products. The International Contract segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, in the European, Middle East and Asia-Pacific geographic regions. The Global Retail segment includes the global operations associated with the sale of modern design furnishings and accessories to third party retail distributors, as well as direct to consumer sales through eCommerce and Design Within Reach, HAY, and Herman Miller retail stores and studios. The Knoll segment includes the global operations associated with the design, manufacture, and sale of furniture products within the Knoll constellation of brands. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and acquisition-related costs.

A. Reconciliation of Operating Earnings (Loss) to Adjusted Operating Earnings (Loss) by Segment

	Three Months Ended				Nine Months Ended
	February 26, 2022		February 27, 2021		February 26, 2022		February 27, 2021
Americas Contract
Net Sales	$365.1	100.0%	$290.7	100.0%	$1,052.0	100.0%	$1,008.0	100.0%
Gross Margin	96.2	26.3%	99.6	34.3%	296.4	28.2%	362.3	35.9%
Total Operating Expenses	93.5	25.6%	85.0	29.2%	277.9	26.4%	250.7	24.9%
Operating Earnings	2.7	0.7%	14.6	5.0%	18.5	1.8%	111.6	11.1%

Adjustments
Special Charges	—	—%	—	—%	—	—%	0.3	—%
Restructuring	—	—%	0.2	0.1%	—	—%	2.6	0.3%
Acquisition and Integration Charges	0.5	0.1%	—	—%	4.9	0.5%	—	—%
Gain on Sale of Dealer	(2.0)	(0.5)%	—	—%	(2.0)	(0.2)%	—	—%
Adjusted Operating Earnings	$1.2	0.3%	$14.8	5.1%	$21.4	2.0%	$114.5	11.4%

International Contract
Net Sales	$123.4	100.0%	$98.0	100.0%	$347.4	100.0%	$293.5	100.0%
Gross Margin	38.1	30.9%	33.6	34.3%	114.1	32.8%	102.1	34.8%
Total Operating Expenses	25.6	20.7%	22.6	23.1%	73.3	21.1%	62.0	21.1%
Operating Earnings	12.5	10.1%	11.0	11.2%	40.8	11.7%	40.1	13.7%

Adjustments
Special Charges	—	—%	—	—%	—	—%	0.8	0.3%
Restructuring	—	—%	0.1	0.1%	—	—%	(1.1)	(0.4)%
Acquisition and Integration Charges	0.4	0.3%	—	—%	1.1	0.3%	—	—%
Adjusted Operating Earnings	$12.9	10.5%	$11.1	11.3%	$41.9	12.1%	$39.8	13.6%

Global Retail
Net Sales	$212.8	100.0%	$201.8	100.0%	$635.4	100.0%	$542.1	100.0%
Gross Margin	91.9	43.2%	97.7	48.4%	276.0	43.4%	260.8	48.1%
Total Operating Expenses	67.9	31.9%	57.8	28.6%	201.8	31.8%	160.1	29.5%
Operating Earnings	24.0	11.3%	39.9	19.8%	74.2	11.7%	100.7	18.6%

Adjustments
Special Charges	—	—%	—	—%	—	—%	0.1	—%
Acquisition and Integration Charges	—	—%	—	—%	0.5	0.1%	—	—%
Adjusted Operating Earnings	$24.0	11.3%	$39.9	19.8%	$74.7	11.8%	$100.8	18.6%

Knoll
Net Sales	$336.9	100.0%	$—	—%	$829.5	100.0%	$—	—%
Gross Margin	110.6	32.8%	—	—%	278.4	33.6%	—	—%
Total Operating Expenses	109.1	32.4%	—	—%	351.2	42.3%	—	—%
Operating Earnings (Loss)	1.5	0.4%	—	—%	(72.8)	(8.8)%	—	—%

Adjustments
Special Charges	—	—%	—	—%	—	—%	—	—%
Amortization of Purchased Intangibles	8.0	2.4%	—	—%	56.7	6.8%	—	—%
Acquisition and Integration Charges	2.6	0.8%	—	—%	59.0	7.1%	—	—%
Adjusted Operating Earnings	$12.1	3.6%	$—	—%	$42.9	5.2%	$—	—%

Intersegment Sales
Net Sales Elimination	$(8.7)	100.0%	$—	—%	$(18.8)	100.0%	$—	—%

Corporate
Operating (Loss)	$(14.2)	—%	$(10.4)	—%	$(83.2)	—%	$(30.9)	—%

Adjustments
Acquisition and Integration Charges	3.6	—%	—	—%	51.6	—%	—	—%
Adjusted Operating (Loss)	$(10.6)	—%	$(10.4)	—%	$(31.6)	—%	$(30.9)	—%

MillerKnoll, Inc.
Net Sales	$1,029.5	100.0%	$590.5	100.0%	$2,845.5	100.0%	$1,843.6	100.0%

Gross Margin	336.8	32.7%	230.9	39.1%	964.9	33.9%	725.2	39.3%
Total Operating Expenses	310.3	30.1%	175.8	29.8%	987.4	34.7%	503.7	27.3%
Operating Earnings (Loss)	26.5	2.6%	55.1	9.3%	(22.5)	(0.8)%	221.5	12.0%

Adjustments
Special Charges	—	—%	—	—%	—	—%	1.2	0.1%
Restructuring	—	—%	0.3	0.1%	—	—%	1.5	0.1%
Amortization of Purchased Intangibles	8.0	0.8%	—	—%	56.7	2.0%	—	—%
Acquisition and Integration Charges	7.1	0.7%	—	—%	117.1	4.1%	—	—%
Gain on Sale of Dealer	(2.0)	(0.2)%	—	—%	(2.0)	(0.1)%	—	—%
Adjusted Operating Earnings	$39.6	3.8%	$55.4	9.4%	$149.3	5.2%	$224.2	12.2%

B. Reconciliation of Earnings (Loss) per Share to Adjusted Earnings per Share

	Three Months Ended		Nine Months Ended
	February 26, 2022	February 27, 2021	February 26, 2022	February 27, 2021
Earnings (Loss) per Share - Diluted	$0.16	$0.70	$(0.72)	$2.80

Non-comparable items:
Less: Gain on legal settlement, after tax	—	(0.05)	—	(0.05)
Less: Gain on sale of dealer, after tax	(0.02)	—	(0.02)	—
Add: Special charges, after tax	—	—	—	0.01
Add: Amortization of purchased intangibles, after tax	0.08	—	0.59	—
Add: Acquisition and integration charges, after tax	0.06	—	1.29	—
Add: Debt extinguishment, after tax	—	—	0.14	—
Add: Restructuring expenses, after tax	—	—	—	0.02
Adjusted Earnings per Share - Diluted	$0.28	$0.65	$1.28	$2.78

Weighted Average Shares Outstanding (used for Calculating Adjusted Earnings per Share) – Diluted	76,511,434	59,602,638	72,356,143	59,212,447
Note: The adjustments above are net of tax. For the three and nine months ended February 26, 2022, the tax impact of the adjustments were $0.06 and $0.55, respectively. For the three and nine months ended February 27, 2021, the tax impact of the adjustments were immaterial.

C. Reconciliation of Gross Margin to Adjusted Gross Margin

	Three Months Ended				Nine Months Ended
	February 26, 2022		February 27, 2021		February 26, 2022		February 27, 2021
Gross Margin	$336.8	32.7%	$230.9	39.1%	$964.9	33.9%	$725.2	39.3%
Amortization of Purchased Intangibles	1.7	0.2%	—	—%	12.8	0.5%	—	—%
Special Charges	—	—%	—	—%	—	—%	1.0	0.1%
Adjusted Gross Margin	$338.5	32.9%	$230.9	39.1%	$977.7	34.4%	$726.2	39.4%

D. Organic Sales Growth by Segment

	Three Months Ended
	February 26, 2022
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$365.1	$123.4	$212.8	$336.9	$(8.7)	$1,029.5
% change from PY	25.6%	25.9%	5.5%	N/A	N/A	74.3%

Adjustments
Acquisitions	—	—	—	(336.9)	8.7	(328.2)
Currency Translation Effects (1)	0.3	4.1	4.0	—	—	8.4
Net Sales, organic	$365.4	$127.5	$216.8	$—	$—	$709.7
% change from PY	25.9%	30.1%	7.4%	N/A	N/A	20.3%
Note: Knoll net sales for the three month period from November 30 to February 28 in the prior fiscal year were $264.3 million, reflecting an increase of 27.5% versus the comparable period in the prior year.

	Three Months Ended
	February 27, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$290.7	$98.0	$201.8	$—	$—	$590.5

Adjustments
Dealer Divestitures	(0.4)	—	—	—	—	(0.4)
Net sales, organic	$290.3	$98.0	$201.8	$—	$—	$590.1
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

	Nine Months Ended
	February 26, 2022
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$1,052.0	$347.4	$635.4	$829.5	$(18.8)	$2,845.5
% change from PY	4.4%	18.4%	17.2%	N/A	N/A	54.3%

Adjustments
Acquisitions	—	—	—	(829.5)	18.8	(810.7)
Currency Translation Effects (1)	(1.4)	(0.7)	2.3	—	—	0.2
Net Sales, organic	$1,050.6	$346.7	$637.7	$—	$—	$2,035.0
% change from PY	4.3%	18.1%	17.6%	N/A	N/A	10.4%

	Nine Months Ended
	February 27, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$1,008.0	$293.5	$542.1	$—	$—	$1,843.6

Adjustments
Dealer Divestitures	(0.4)	—	—	—	—	(0.4)
Net sales, organic	$1,007.6	$293.5	$542.1	$—	$—	$1,843.2
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

E. Organic Order Growth by Segment

	Three Months Ended
	February 26, 2022
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$370.7	$158.1	$206.2	$369.2	$(8.3)	$1,095.9
% change from PY	36.3%	70.0%	2.5%	N/A	N/A	93.6%

Adjustments
Acquisitions	—	—	—	(369.2)	8.3	(360.9)
Currency Translation Effects (1)	0.4	3.8	3.7	—	—	7.9
Orders, organic	$371.1	$161.9	$209.9	$—	$—	$742.9
% change from PY	36.9%	74.1%	4.4%	N/A	N/A	31.5%
Note: Knoll orders for the three month period from November 30 to February 28 in the prior fiscal year were $269.9 million, reflecting an increase of 36.8% versus the comparable period in the prior year.

	Three Months Ended
	February 27, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$272.0	$93.0	$201.1	$—	$—	$566.1

Adjustments
Dealer Divestitures	(1.0)	—	—	—	—	(1.0)
Orders, organic	$271.0	$93.0	$201.1	$—	$—	$565.1
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

	Nine Months Ended
	February 26, 2022
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$1,212.2	$420.6	$654.3	$904.1	$(21.0)	$3,170.2
% change from PY	36.2%	44.3%	14.7%	N/A	N/A	81.0%

Adjustments
Acquisitions	—	—	—	(904.1)	21.0	(883.1)
Currency Translation Effects (1)	(1.8)	(0.8)	2.0	—	—	(0.6)
Orders, organic	$1,210.4	$419.8	$656.3	$—	$—	$2,286.5
% change from PY	36.2%	44.1%	15.0%	N/A	N/A	30.6%

	Nine Months Ended
	February 27, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$890.0	$291.4	$570.5	$—	$—	$1,751.9

Adjustments
Dealer Divestitures	(1.0)	—	—	—	—	(1.0)
Orders, organic	$889.0	$291.4	$570.5	$—	$—	$1,750.9
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

F. Design Within Reach Studio Metrics

	Studio Count				Studio Selling Square Footage
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	2/26/22	2/27/21	2/26/22	2/27/21	2/26/22	2/27/21	2/26/22	2/27/21
Beginning of Period	35	34	35	34	378,252	376,052	378,252	376,052
Studio Openings	—	—	—	—	—	—	—	—
Studio Closings	—	—	—	—	—	—	—	—
End of Period	35	34	35	34	378,252	376,052	378,252	376,052
Comparable Studios, End of Period*	34	34	34	34
Non-Comparable Studios, End of Period	1	—	1	4
DWR Comparable Brand Sales*	16.2%	36.8%	30.1%	(10.8)%

*DWR comparable brand sales reflect the year-over-year change in net sales across the multiple channels that DWR serves, including studios, outlets, contract, catalog, phone and eCommerce. Comparable studios reflect studios that were fully operational for the applicable current and prior year periods.
Note: Retail segment sales also include sales through eCommerce, outlet store, call center and wholesale channels.

G. Sales and Earnings Guidance - Upcoming Quarter

Company Guidance
Q4 FY2022
Net Sales	$1,075M to $1,115M
Gross Margin %	33.8% to 34.8%
Operating Expenses	$308M to $318M
Effective Tax Rate	21%-23%
Earnings Per Share, Diluted	$0.46 to $0.52

Q&A Webcast
The Company will host a live question and answer webcast to discuss the results of the third quarter of fiscal 2022 on Tuesday, March 29, 2022, at 5:30 PM ET. To ensure your access to the webcast, you should allow extra time to visit the Company’s website at https://www.millerknoll.com/investor-relations/news-events/events-and-presentations to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About MillerKnoll
MillerKnoll is a collective of dynamic brands and one of the largest and most influential modern design companies in the world. The company is a result of a deep legacy of design, innovation, and social good. The MillerKnoll brand portfolio includes Herman Miller, Knoll, Colebrook Bosson Saunders, DatesWeiser, DWR, Edelman Leather, Fully, Geiger, HAY, Holly Hunt, KnollTextiles, Maars Living Walls, Maharam, Muuto, naughtone, and Spinneybeck|FilzFelt. Guided by a shared vision, common values, and a steadfast commitment to design, MillerKnoll innovates and designs the future while contributing to a more equitable and sustainable future for all.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, the anticipated benefits of our acquisition of Knoll, the anticipated impact of the acquisition on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the acquisition, and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of MillerKnoll or the price of MillerKnoll’s stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond MillerKnoll’s control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: inflationary pressures; supply chain disruptions and labor shortages; the impact of the war in Ukraine on our global business, including the effects on our supply chain; the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; risks related to the additional debt incurred in connection with the Knoll acquisition; MillerKnoll’s ability to comply with its debt covenants and obligations; the risk that the anticipated benefits of the Knoll acquisition will be more costly to realize than expected; the effect of the announcement of the acquisition on the ability of MillerKnoll to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom MillerKnoll does business, or on MillerKnoll’s operating results and business generally; the ability to successfully integrate Knoll’s operations; the ability of MillerKnoll to implement its plans, forecasts and other expectations with respect to the Knoll acquisition and realize expected synergies; business disruption following the acquisition; general economic conditions; the availability and pricing of raw materials; the financial strength of our dealers and the financial strength of our customers; the success of newly-introduced products; the pace and level of government procurement; and the outcome of pending litigation or governmental audits or investigations. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to MillerKnoll’s periodic reports and other filings with the SEC, including the risk factors identified in MillerKnoll’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. MillerKnoll does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.